Exhibit 99.1

B&G Foods to Acquire Back to Nature Foods Company

Parsippany, N.J., August 20, 2017 —B&G Foods, Inc. (NYSE: BGS) announced today that it has entered into a definitive agreement to acquire Back to Nature Foods Company, LLC a leader in the better-for-you snack foods category, from Brynwood Partners VI L.P., Mondelēz International and certain other entities and individuals for approximately $162.5 million in cash, subject to customary closing and post-closing working capital adjustments.  B&G Foods expects the acquisition to close during the third quarter of 2017, subject to customary closing conditions, including the receipt of regulatory approvals.

“We are very pleased to add Back to Nature® to the B&G Foods family of brands.  Consistent with our acquisition strategy and our recent Green Giant®, spices & seasonings and Victoria® acquisitions, we are continuing to diversify our portfolio of brands and invest in brands and products that we believe are most relevant to today’s consumer,” stated Robert C. Cantwell, President and Chief Executive Officer of B&G Foods.

B&G Foods expects the acquisition to be immediately accretive to its earnings per share and free cash flow and projects that following the completion of a six-month integration period, the acquired business will generate on an annualized basis net sales of approximately $80 million and adjusted EBITDA of approximately $17 million.  Based upon the foregoing adjusted EBITDA guidance, the acquisition represents a purchase price multiple of approximately 9.6 times adjusted EBITDA (or 8.4 times adjusted EBITDA net of the present value of expected tax benefits).

Back to Nature Foods has been a pioneer in the better-for-you snack foods category, and its namesake brand is a leading cookie and cracker brand in the category.  The Back to Nature brand’s product offerings include Non-GMO Project Verified, organic and gluten free products.  Back to Nature Foods also offers the SnackWell’s brand of low-fat and no-fat snacks.

B&G Foods intends to fund the acquisition and related fees and expenses with additional revolving loans under its existing credit facility.

About Back to Nature Foods Company, LLC

Back to Nature Foods’ mission has been to provide everyday foods that are simply delicious, simply good. The Back to Nature brand is committed to creating delicious and flavorful recipes using ingredients inspired by nature by carefully selecting ingredients to create great-tasting, affordable products that everyone can enjoy. Back to Nature products represent a wide range of categories, including cookies, crackers, nuts and trail mixes, granola, juices, soups and cereals.  For more information, please visit www.backtonaturefoods.com.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Bear Creek Country Kitchens, Brer Rabbit, Canoleo, Cary’s, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Durkee, Emeril’s, Grandma’s Molasses, Green Giant, JJ Flats, Joan of Arc, Las Palmas, Le Sueur, MacDonald’s, Mama Mary’s, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Flatbreads, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Sa-són, Sclafani, Smart Puffs, Spice Islands, Spring Tree, Sugar Twin, Tone’s, Trappey’s, TrueNorth, Underwood, Vermont Maid, Victoria, Weber and Wright’s.  B&G Foods also sells and distributes Static Guard, a household product brand.  For more information, please visit www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses and amortization of acquired inventory fair value step-up) and certain other items described from time to time in the Company’s SEC filings and earnings releases), are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for acquisition-related expenses, gains and losses and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to the planned acquisition of Back to Nature Foods Company and the timing and financing thereof and the expected impact of the planned acquisition, including without limitation, the expected impact on B&G Foods’ earnings per share, net sales, adjusted EBITDA and free cash flow.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Factors that may affect actual results include, without limitation: whether and when the required regulatory approvals will be obtained, whether and when the other closing conditions will be satisfied and whether and when the transaction will close, whether and when the Company will be able to realize the expected financial results and accretive effect of the transaction, and how customers, competitors, suppliers and employees will react to the acquisition.   The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal 2016 filed on March 1, 2017 and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations: ICR, Inc. Dara Dierks 866-211-8151	Media Relations: ICR, Inc. Matt Lindberg 203-682-8214